CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 15, 2018, relating to the financial statements and financial highlights of U.S. Global Jets ETF and U.S. Global GO GOLD and Precious Metal Miners ETF, each a series of ETF Series Solutions, for the year or period ended December 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
April 26, 2018